Exhibit 99.1

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-7531 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

CORRECTING and REPLACING

Penn Virginia Corporation Announces Second Quarter 2007 Results

RADNOR, Pa. (BUSINESS WIRE) – August 3, 2007 – In BW6351 issued August 1, 2007: Second graph, fourth sentence of release should read: Adjusted net income, a non-GAAP (generally accepted accounting principles) measure which excludes the effects of a non-cash change in derivatives fair value, of $21.8 million, or $0.57 per diluted share, as compared to $17.7 million, or $0.47 per diluted share, in the prior year quarter (sted $20.0 million, or $0.53 per diluted share, as compared to $22.5 million, or $0.59 per diluted share, in the prior year quarter). The financial table, “RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited,” in the release was also revised to correct the three-month and six-month values in the current and prior year.

The corrected release reads:

PENN VIRGINIA CORPORATION ANNOUNCES SECOND QUARTER 2007 RESULTS

Penn Virginia Corporation (NYSE: PVA) today reported financial and operational results for the three months ended June 30, 2007 and provided an update of full-year 2007 guidance.

Second Quarter Highlights

Operational and financial results for the second quarter of 2007 included the following:

•

Seventh straight quarterly record for oil and gas production of 10.1 billion cubic feet of natural gas equivalent (Bcfe), or 110.5 million cubic feet of natural gas equivalent (MMcfe) per day, a 34 percent increase over the 7.5 Bcfe in the prior year quarter;

•	Operating income of $57.1 million, as compared to $49.9 million in the prior year quarter;

•	Net income of $23.9 million, or $0.63 per diluted share, as compared to $18.2 million, or $0.48 per diluted share, in the prior year quarter;

•

Adjusted net income, a non-GAAP (generally accepted accounting principles) measure which excludes the effects of a non-cash change in derivatives fair value, of $21.8 million, or $0.57 per diluted share, as compared to $17.7 million, or $0.47 per diluted share, in the prior year quarter; and

•	Operating cash flow, a non-GAAP measure, of $78.0 million, as compared to $68.8 million in the prior year quarter.

A reconciliation of non-GAAP financial measures appears in the financial tables later in this release.

The overall increase in operating income for the quarter over the prior year was fueled by an $11.3 million, or 46 percent, increase in operating income from the oil and gas segment, due primarily to the 34 percent increase in oil and gas production and a seven percent increase in the realized natural gas price. The increase in oil and gas segment operating income was partially offset by a $1.8 million decrease in operating income from the coal segment, a $0.1 million decrease in operating income from the natural gas midstream segment and a $2.2 million increase in corporate expenses. The increase in net income was primarily due to the increase in operating income and the effects of changes in the valuation of unrealized derivative positions, partially offset by an increase in interest expense.

Management Comment

A. James Dearlove, President and Chief Executive Officer of PVA, said, “Our increased operating cash flow benefited from a solid performance in our oil and gas operations, which delivered a strong production increase and was impacted by higher realized gas prices than in the prior year quarter. Our oil and natural gas production in the second quarter was at record levels and we have increased our full-year 2007 oil and gas production guidance.

“We spent approximately 62 percent of our 2007 oil and gas capital expenditures budget during the first half of 2007 and expect to see the benefit of that spending, along with the recently announced acquisitions, during upcoming quarters. During the second quarter, we benefited from recent exploratory success in south Louisiana and we began to see the impact of restored production in Appalachia. Second quarter production increases from our development drilling projects in east Texas and Mississippi were less than anticipated due to delays in stimulations, along with inclement weather and related pipeline construction delays, in east Texas and gathering and compression limitations in Mississippi. We have recently increased completion activity in east Texas and resolved the issues in Mississippi, and we therefore expect larger production increases in both areas in upcoming quarters.

“In PVR’s coal royalty segment, second quarter coal production by our lessees increased one percent to 8.1 million tons and the average coal royalty decreased two percent to $2.98 per ton compared with the second quarter of 2006.

“PVR’s natural gas midstream segment experienced a two percent decrease in gross midstream processing margin in the second quarter of 2007 as compared to a stronger second quarter of 2006. The decrease was due to a 15 percent decrease in the gross midstream processing margin per thousand cubic feet (Mcf) of volume (from $1.36 per Mcf to $1.14 per Mcf) that was largely offset by a 17 percent increase in system throughput volumes. Moreover, thus far in the third quarter of 2007, “frac spreads,” which drive processing margins, are at record high levels.

“The value of our 82 percent ownership stake in Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner of Penn Virginia Resource Partners, L.P. (NYSE: PVR), has increased over 80 percent since its initial public offering (IPO) in December 2006. Considering the increased market value of PVG and the $36 million current annualized run rate of distributions that we receive from PVG, we believe the combined value of our oil and gas operations as well as our stakes in PVG and PVR will become more-fully reflected in our market value over time.

“We look forward to continued solid growth over the remainder of 2007 and believe that we have the proper strategies in place at each business segment and the financial strength to achieve that growth.”

Oil and Gas Segment Review

Oil and gas production grew 34 percent from 7.5 Bcfe in the second quarter of 2006 to a record 10.1 Bcfe in second quarter of 2007, the seventh straight quarterly record for oil and gas production. See today’s separate operational update news release for a more detailed discussion of second quarter 2007 drilling and production operations for the oil and gas business segment.

Oil and gas operating income for the second quarter of 2007 was $35.7 million, or 46 percent higher, as compared to $24.4 million in the second quarter of 2006. Total oil and gas revenues increased by 40 percent from $55.6 million in the second quarter of 2006 to $78.1 million in the second quarter of 2007. The increase in revenues was primarily attributable to the production increase and, to a lesser extent, a seven percent increase in the realized natural gas price.

Total oil and gas segment expenses increased 36 percent to $42.5 million, or $4.22 per thousand cubic feet of natural gas equivalent (Mcfe) produced, in the second quarter of 2007 from $31.2 million, or $4.17 per Mcfe produced, in the second quarter of 2006, as discussed below:

•

Operating expense increased to $10.0 million, or $1.00 per Mcfe produced, in the second quarter of 2007 from $6.6 million, or $0.88 per Mcfe produced, in the second quarter of 2006. In addition to a general increase in oilfield service costs in all operating areas, the increase was due to the production increase, including new production from the Mid-Continent operations acquired in June 2006, and additional expense in a number of operating areas related to compression, water disposal, workovers and other maintenance.

•

Taxes other than income increased to $4.6 million, or $0.46 per Mcfe produced, in the second quarter of 2007 from $3.4 million, or $0.45 per Mcfe produced, in the prior year. The increase was primarily due to the production increase.

•

General and administrative (G&A) expense increased to $3.5 million, or $0.35 per Mcfe produced, in the second quarter of 2007 from $3.0 million, or $0.40 per Mcfe produced, in the prior year due primarily to the addition of a Mid-Continent regional office and staff in Tulsa and an increase in staffing in both the Appalachia and Gulf Coast offices due to an expansion of operations across the oil and gas segment.

•	Exploration expense increased to $5.7 million, or $0.56 per Mcfe produced, in the second quarter of 2007 from $5.5 million, or $0.74 per Mcfe produced, in the prior year.

•

Depletion, depreciation and amortization (DD&A) expense increased to $18.6 million, or $1.85 per Mcfe produced, in the second quarter of 2007 from $12.7 million, or $1.70 per Mcfe produced, in the prior year. The increase was primarily due to the production increase and the increase in the average depletion rate.

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2007 operating income in PVR’s coal segment was $17.6 million, or nine percent lower than the $19.3 million in the prior year. Revenues increased two percent to $28.4 million in the second quarter of 2007 from $27.9 million in the prior year and coal royalty revenue decreased one percent to $24.0 million in the second quarter of 2007 from $24.3 million in the prior year. Coal production by PVR’s lessees increased one percent to 8.1 million tons in the second quarter of 2007 from 8.0 million tons in the prior year. The slight overall increase was primarily attributable to higher lessee production in the San Juan Basin, partially offset by lower lessee production in northern Appalachia and the Illinois Basin. The increase in revenues was due to the increase in coal production by PVR’s lessees and an increase in coal services revenue, partially offset by a two percent decrease in the average coal royalty, from $3.04 per ton in the second quarter of 2006 to $2.98 per ton in the second quarter of 2007.

Expenses increased from $8.6 million in the second quarter of 2006 to $10.8 million in the second quarter of 2007, a 27 percent increase, primarily due to: (i) a $1.2 million increase in operating expense, largely as a result of higher production from a sub-leased property; (ii) a $0.6 million increase in DD&A expense due to higher coal production by lessees; and (iii) a $0.3 million increase in general and administrative expense, largely related to acquisition activities.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Second quarter 2007 operating income in PVR’s natural gas midstream segment was $9.8 million, as compared to $10.0 million in the prior year. System throughput volumes at PVR’s gas processing plants and gathering systems increased 17 percent to 17.0 Bcf, or approximately 187 million cubic feet (MMcf) per day, in the second quarter of 2007 from 14.5 Bcf, or approximately 159 MMcf per day, in the prior year. The increase in system throughput volumes was primarily due to higher average daily system throughput volumes resulting from a pipeline acquisition completed in the second quarter of 2006 and successful drilling results of local producers.

The gross midstream processing margin decreased two percent to $19.3 million, or $1.14 per Mcf, in the second quarter of 2007, from $19.7 million, or $1.36 per Mcf, in the prior year. The decrease in the gross midstream processing margin was mainly the result of a $19.4 million increase in the cost of midstream gas purchased, largely offset by a $19.0 million increase in natural gas midstream revenue due to increased system throughput volumes and higher liquids and residue gas prices. Producer services revenue increased by $1.1 million during the second quarter of 2007 as compared to the prior year primarily due to an increase in marketed gas volumes. Expenses, other than the cost of midstream gas purchased, increased by $0.9 million during the second quarter of 2007 as compared to the prior year primarily due to increased operating expense associated with the increased system throughput volumes.

Partnership Distributions and Consolidated Financial Statements

As previously announced, on August 20, 2007 PVG will pay to unitholders of record as of August 6, 2007 a quarterly cash distribution covering the period April 1 through June 30, 2007 in the amount of $0.28 per unit, or an annualized rate of $1.12 per unit. This annualized distribution represents a $0.08 per unit increase over the annualized distribution of $1.04 per unit paid in the prior quarter.

As the result of PVG’s distribution increase, PVA will receive a cash distribution of $9.0 million in the third quarter of 2007.

PVA is the largest unitholder of PVG and reports its financial results on a consolidated basis with the financial results of PVG. Similarly, PVG owns PVR’s general partner, including the incentive distribution rights, and is PVR’s largest limited partner unitholder, and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR and derives its cash flow solely from cash distributions received from PVR.

To further assist investors and analysts in the analysis of PVA’s financial statements, a conversion of the GAAP-compliant financial statements (“As reported”) to the equity method of accounting (“As adjusted”) is included in the “Conversion to Non-GAAP Equity Method” section of this release. Using the equity method, PVR’s coal and midstream segment results are reduced to a few line items and the results from oil and gas operations and corporate are therefore highlighted. Management believes that this is useful since the oil and gas and corporate segments provide a majority of the cash flow from operations generated by PVA, as compared to distributions PVA receives from PVG and PVR. Management believes that the financial statements presented using the equity method are less complex and more comparable to those of other oil and gas exploration and production companies.

Capital Resources and Impact of Derivatives

As of June 30, 2007, PVA had borrowed $328.5 million under its revolving credit facility as compared to $221.0 million at December 31, 2006. The increase in borrowings was primarily due to PVA’s oil and gas capital expenditures and acquisitions in the first half of 2007. PVR’s outstanding borrowings as of June 30, 2007 were $275.1 million, including $11.8 million of senior unsecured notes classified as current portion of long-term debt, an increase from $218.0 million as of December 31, 2006. Consolidated interest expense increased $2.9 million from $5.4 million in the second quarter of 2006 to $8.3 million in the second quarter of 2007, due primarily to the higher weighted average level of outstanding borrowings during the second quarter of 2007 as compared to the second quarter of 2006.

PVA reported a derivative loss of $0.9 million the second quarter of 2007, as compared to a loss of $6.4 million for the same period of 2006. The decrease in the derivative loss was primarily due to the change in the fair value, on a “mark-to-market,” basis of open natural gas midstream hedging positions. Cash settlements of derivatives during the second quarter of 2007 resulted in net cash payments of $1.8 million, compared to $2.9 million of net cash payments in the prior year period.

See the Guidance Table included in this release for detail of derivative positions as of June 30, 2007.

Guidance for 2007

See the Guidance Table included in this release for guidance estimates for full-year 2007. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVA’s and PVR’s operating environments change.

2007 Second Quarter Financial Results Conference Call

A conference call and webcast, during which management will discuss second quarter 2007 financial and operational results for PVA, is scheduled for Thursday, August 2, 2007 at 3:00 p.m. ET. Prepared remarks by A. James Dearlove, President and Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to PVA’s website at www.pennvirginia.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until August 16, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #248539. An on-demand replay of the conference call will be available at PVA’s website beginning shortly after the call.

******

Headquartered in Radnor, PA and a member of the S&P SmallCap 600 Index, Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Appalachian Basin, the Cotton Valley play in east Texas, the Selma Chalk play in Mississippi, the Mid-Continent region and the Gulf Coast of Louisiana and Texas. PVA also owns approximately 82 percent of Penn Virginia GP Holdings, L.P. (NYSE: PVG), the owner of the general partner and the largest unit holder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal properties and related assets and the operator of a midstream natural gas gathering and processing business. For more information about PVA, please visit its website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the volatility of commodity prices for natural gas, crude oil, NGLs and coal; the cost of finding and successfully developing oil and gas reserves; our ability to acquire new oil and gas reserves and the price for which such reserves can be acquired; energy prices generally and specifically, the price of natural gas, crude oil, NGLs and coal; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and crude oil; the projected demand for natural gas, crude oil, NGLs and coal; the projected supply of natural gas, crude oil, NGLs and coal; the availability of required drilling rigs, production equipment and materials; our ability to obtain adequate pipeline transportation capacity for our oil and gas production; non-performance by third party operators in wells in which we own an interest; competition among producers in the oil and natural gas and coal industries generally and among natural gas midstream companies; the extent to which the amount and quality of actual production of our oil and natural gas or PVR’s coal differs from estimated recoverable proved oil and gas reserves and coal reserves; PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to its general partner and its unitholders; hazards or operating risks incidental to our business and to PVR’s coal or midstream business; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or natural gas midstream assets on satisfactory terms; the price for which PVR can acquire coal reserves; PVR’s ability to continually find and contract for new sources of natural gas supply for its midstream business; PVR’s ability to retain existing or acquire new natural gas midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from its reserves; PVR’s exposure to the credit risk of its coal lessees and natural gas midstream customers; hazards or operating risks incidental to natural gas midstream operations; unanticipated geological problems; the dependence of PVR’s natural gas midstream business on having connections to third party pipelines; the occurrence of unusual weather or operating conditions including force majeure events; the failure of equipment or processes to operate in accordance with specifications or expectations; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of our oil and natural gas production and PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the drilling and producing of oil and gas wells, the mining of coal reserves or the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by us and by PVR or PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s coal lessees and natural gas midstream customers, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its natural gas midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; changes in financial market conditions; and PVG’s ability to generate sufficient cash from its interests in PVR to maintain and pay the quarterly distribution to its general partner and its unitholders.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2006. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as the result of new information, future events or otherwise.

PENN VIRGINIA CORPORATION

OPERATIONS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Production
Natural gas (MMcf)	9,381	6,926	17,465	13,677
Oil and condensate (MBbls)	113	95	220	186
Total oil, condensate and natural gas production (MMcfe)	10,060	7,496	18,786	14,793
Coal royalty tons (thousands)	8,060	7,966	16,344	15,686
Midstream system throughput volumes (MMcf)	17,019	14,466	32,919	28,648
Prices and margin
Natural gas ($/Mcf)	$7.68	$7.17	$7.37	$8.03
Oil and condensate ($/Bbl)	$50.82	$59.19	$49.30	$55.99
Average gross coal royalty ($/ton)	$2.98	$3.04	$3.00	$2.98
Gross midstream processing margin (in thousands)	$19,330	$19,658	$34,917	$30,188

CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Natural gas	$72,032	$49,634	$128,651	$109,844
Oil and condensate	5,750	5,623	10,854	10,414
Natural gas midstream	114,407	95,350	209,725	204,531
Coal royalties	24,029	24,254	49,029	46,676
Other	6,180	4,289	10,409	8,592

Total revenues	222,398	179,150	408,668	380,057

Expenses
Cost of midstream gas purchased	95,077	75,692	174,808	174,343
Operating	15,522	10,701	29,955	19,179
Exploration	5,667	5,510	10,737	13,401
Taxes other than income	5,463	3,930	10,839	8,895
General and administrative	15,049	11,714	30,100	22,389
Depreciation, depletion and amortization	28,546	21,664	56,616	43,245

Total expenses	165,324	129,211	313,055	281,452

Operating income	57,074	49,939	95,613	98,605
Other income (expense)
Interest expense	(8,308)	(5,396)	(15,035)	(10,184)
Derivatives	(892)	(6,379)	(17,613)	(6,537)
Other	544	363	1,960	759

Income before minority interest and income taxes	48,418	38,527	64,925	82,643
Minority interest	9,228	7,759	18,524	12,648
Income tax expense	15,312	12,551	18,120	27,670

Net income	$23,878	$18,217	$28,281	$42,325

Per share data
Net income per share, basic	$0.63	$0.49	$0.75	$1.13

Net income per share, diluted	$0.63	$0.48	$0.74	$1.12

Weighted average shares outstanding, basic	37,750	37,354	37,682	37,336
Weighted average shares outstanding, diluted	38,055	37,826	37,962	37,794

PENN VIRGINIA CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets	$211,489	$192,383
Net property and equipment	1,558,587	1,358,383
Other assets	79,815	82,383

Total assets	$1,849,891	$1,633,149

Liabilities and Shareholders’ Equity
Current liabilities	$184,348	$172,690
Long-term debt	328,500	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	263,283	207,214
Other liabilities and deferred taxes	223,186	211,448
Minority interest - (a)	192,402	438,372
Shareholders’ equity - (a)	658,172	382,425

Total liabilities and shareholders’ equity	$1,849,891	$1,633,149

(a) -	The decrease in minority interest and corresponding increase in shareholders’ equity is primarily due to a gain recognized on PVR’s initial public offering in 2001 and each subsequent PVR equity issuance to third parties. In accordance with SEC Staff Accounting Bulletin No. 51, PVA deferred recognition of the gain until all PVR junior securities converted to common units in May 2007.

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Activities
Net income	$23,878	$18,217	$28,281	$42,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,546	21,664	56,616	43,245
Commodity derivative contracts:
Total derivative losses	2,374	6,454	19,516	7,633
Cash receipts (payments) to settle derivatives for period	(1,817)	(2,888)	1,695	(6,217)
Minority interest	9,228	7,759	18,524	12,648
Deferred income taxes	10,719	9,941	12,684	18,823
Dry hole and unproved leasehold expense	4,330	3,984	8,716	8,359
Other	745	3,716	1,271	4,564

Operating cash flow (see attached table “Reconciliation of Certain Non-GAAP Financial Measures”)	78,003	68,847	147,303	131,380
Changes in operating assets and liabilities	(10,147)	15,358	(14,506)	18,520

Net cash provided by operating activities	67,856	84,205	132,797	149,900

Investing Activities
Proceeds from sale of property and equipment	196	1,247	243	2,475
Acquisitions, net of cash acquired	(72,389)	(158,418)	(76,224)	(164,663)
Additions to property and equipment	(94,531)	(58,758)	(199,302)	(105,539)

Net cash used in investing activities	(166,724)	(215,929)	(275,283)	(267,727)

Financing Activities
Dividends paid	(2,124)	(2,103)	(4,240)	(4,197)
Distributions paid to minority interest holders	(12,445)	(9,173)	(23,465)	(18,317)
Proceeds from issuance of partners’ capital by PVG	—	—	860	—
Net proceeds from (repayments of) PVA borrowings	54,500	78,000	107,500	66,000
Net proceeds from (repayments of) PVR borrowings	52,000	64,800	57,000	61,500
Other	6,621	14	6,704	734

Net cash provided by (used in) financing activities	98,552	131,538	144,359	105,720

Net increase (decrease) in cash and cash equivalents	(316)	(186)	1,873	(12,107)
Cash and cash equivalents-beginning balance	22,527	13,992	20,338	25,913

Cash and cash equivalents-ending balance	$22,211	$13,806	$22,211	$13,806

PENN VIRGINIA CORPORATION

QUARTERLY SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Three Months Ended June 30, 2007
Production
Oil, condensate and gas (MMcfe)	10,060
Natural gas (MMcf)	9,381
Crude oil and condensate (MBbls)	113
Coal royalty tons (thousands of tons)			8,060
Midstream system throughput volumes (MMcf)				17,019
Revenues
Natural gas	$72,032	$7.68	$—	$—	$—	$72,032
Oil and condensate	5,750	50.82	—	—	—	5,750
Natural gas midstream	—	—	—	114,407	—	114,407
Coal royalties	—	—	24,029	—	—	24,029
Other	363	—	4,381	1,327	109	6,180

Total revenues	78,145	7.77	28,410	115,734	109	222,398

Expenses
Cost of midstream gas purchased	—	—	—	95,077	—	95,077
Operating	10,025	1.00	2,514	2,983	—	15,522
Exploration	5,667	0.56	—	—	—	5,667
Taxes other than income	4,647	0.46	267	336	213	5,463
General and administrative	3,502	0.35	2,743	3,020	5,784	15,049
Depreciation, depletion and amortization	18,632	1.85	5,320	4,502	92	28,546

Total expenses	42,473	4.22	10,844	105,918	6,089	165,324

Operating income (loss)	$35,672	$3.55	$17,566	$9,816	$(5,980)	$57,074

Additions to property and equipment and acquisitions, net of cash acquired	$101,333		$52,130	$11,859	$1,598	$166,920

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Three Months Ended June 30, 2006
Production
Oil, condensate and gas (MMcfe)	7,496
Natural gas (MMcf)	6,926
Crude oil and condensate (MBbls)	95
Coal royalty tons (thousands of tons)			7,966
Midstream system throughput volumes (MMcf)				14,466
Revenues
Natural gas	$49,634	$7.17	$—	$—	$—	$49,634
Oil and condensate	5,623	59.19	—	—	—	5,623
Natural gas midstream	—	—	—	95,350	—	95,350
Coal royalties	—	—	24,254	—	—	24,254
Other	379	—	3,643	216	51	4,289

Total revenues	55,636	7.42	27,897	95,566	51	179,150

Expenses
Cost of midstream gas purchased	—	—	—	75,692	—	75,692
Operating	6,608	0.88	1,252	2,841	—	10,701
Exploration	5,510	0.74	—	—	—	5,510
Taxes other than income	3,382	0.45	102	337	109	3,930
General and administrative	2,984	0.40	2,469	2,665	3,596	11,714
Depreciation, depletion and amortization	12,737	1.70	4,747	4,069	111	21,664

Total expenses	31,221	4.17	8,570	85,604	3,816	129,211

Operating income (loss)	$24,415	$3.26	$19,327	$9,962	$(3,765)	$49,939

Additions to property and equipment and acquisitions, net of cash acquired	$128,306		$69,163	$18,980	$727	$217,176

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

YEAR-TO-DATE SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Six Months Ended June 30, 2007
Production
Oil, condensate and gas (MMcfe)	18,786
Natural gas (MMcf)	17,465
Crude oil and condensate (MBbls)	220
Coal royalty tons (thousands of tons)			16,344
Midstream system throughput volumes (MMcf)				32,919
Revenues
Natural gas	$128,651	$7.37	$—	$—	$—	$128,651
Oil and condensate	10,854	49.30	—	—	—	10,854
Natural gas midstream	—	—	—	209,725	—	209,725
Coal royalties	—	—	49,029	—	—	49,029
Other	675	—	7,865	1,725	144	10,409

Total revenues	140,180	7.46	56,894	211,450	144	408,668

Expenses
Cost of midstream gas purchased	—	—	—	174,808	—	174,808
Operating	18,944	1.01	4,669	6,342	—	29,955
Exploration	10,737	0.57	—	—	—	10,737
Taxes other than income	8,869	0.47	590	856	524	10,839
General and administrative	6,902	0.37	5,359	6,043	11,796	30,100
Depreciation, depletion and amortization	36,476	1.94	10,810	9,145	185	56,616

Total expenses	81,928	4.36	21,428	197,194	12,505	313,055

Operating income (loss)	$58,252	$3.10	$35,466	$14,256	$(12,361)	$95,613

Additions to property and equipment and acquisitions, net of cash acquired	$201,058		$53,466	$17,864	$3,138	$275,526

	Oil and Gas			Natural Gas
	Amount	(per Mcfe) *	Coal	Midstream	Other	Consolidated
Six Months Ended June 30, 2006
Production
Oil, condensate and gas (MMcfe)	14,793
Natural gas (MMcf)	13,677
Crude oil and condensate (MBbls)	186
Coal royalty tons (thousands of tons)			15,686
Midstream system throughput volumes (MMcf)				28,648
Revenues
Natural gas	$109,844	$8.03	$—	$—	$—	$109,844
Oil and condensate	10,414	55.99	—	—	—	10,414
Natural gas midstream	—	—	—	204,531	—	204,531
Coal royalties	—	—	46,676	—	—	46,676
Other	1,119	—	6,550	870	53	8,592

Total revenues	121,377	8.21	53,226	205,401	53	380,057

Expenses
Cost of midstream gas purchased	—	—	—	174,343	—	174,343
Operating	11,607	0.78	2,221	5,351	—	19,179
Exploration	13,401	0.91	—	—	—	13,401
Taxes other than income	7,412	0.50	412	725	346	8,895
General and administrative	5,468	0.37	4,699	5,705	6,517	22,389
Depreciation, depletion and amortization	25,390	1.72	9,499	8,138	218	43,245

Total expenses	63,278	4.28	16,831	194,262	7,081	281,452

Operating income (loss)	$58,099	$3.93	$36,395	$11,139	$(7,028)	$98,605

Additions to property and equipment and acquisitions, net of cash acquired	$172,458		$75,167	$21,541	$1,036	$270,202

*	Natural gas revenues are shown per Mcf, oil and gas condensate revenues are shown per Bbl, and all other amounts are shown per Mcfe.

PENN VIRGINIA CORPORATION

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “Operating cash flow”
Net cash provided by operating activities	$67,856	$84,205	$132,797	$149,900
Adjustments:
Changes in operating assets and liabilities	10,147	(15,358)	14,506	(18,520)

Operating cash flow (see Note 1 below)	$78,003	$68,847	$147,303	$131,380

Reconciliation of GAAP “Additions to property and equipment” to Non-GAAP “Capital expenditures”
Additions to property and equipment	$94,531	$58,758	$199,302	$105,539
Acquisitions, net of cash acquired	72,389	158,418	76,224	164,663
Seismic expenditures	716	1,229	1,582	3,640
Delay rentals and other expenditures	582	299	654	1,406
Acquisition of assets and liabilities other than property or equipment	(554)	29,915	(931)	29,915
Change in accrued capital expenditures	11,704	3,654	7,092	2,456
Less: Capitalized interest	(938)	(516)	(1,917)	(906)

Capital expenditures (see Note 2 below)	$178,430	$251,757	$282,006	$306,713

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income as reported	$23,878	$18,217	$28,281	$42,325
Adjustments for derivatives:
Derivative losses included in operating income	1,482	75	1,903	1,096
Derivative losses included in other income	892	6,379	17,613	6,537
Cash receipts (payments) to settle derivatives for period	(1,817)	(2,888)	1,695	(6,217)
Impact of adjustments on minority interest	(3,884)	(4,402)	(4,686)	(6,131)
Impact of adjustments on income tax expense	1,269	349	(6,461)	1,844

Net income as adjusted (see Note 3 below)	$21,820	$17,730	$38,345	$39,454

Note 1 - Operating cash flow represents net cash provided by operating activities before changes in assets and liabilities. Operating cash flow is presented because PVA believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). PVA believes that operating cash flow is widely accepted as a financial indicator of an oil and gas company's ability to generate cash which is used to internally fund exploration and development activities, service debt and pay dividends. This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry. Operating cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, or a measure of liquidity or as an alternative to net income.

Note 2 - Capital expenditures represents cash additions to property and equipment, plus cash paid for acquisitions, seismic expenditures, delay rentals and other expenditures, changes in accrued capital expenditures minus capitalized interest. PVA believes that capital expenditures provide useful information regarding PVA's capital program as a supplement to cash additions to property and equipment.

Note 3 - Net income as adjusted represents net income excluding any gains or losses on derivatives, adjusted for any cash settlements received (paid) and adjusted for related minority interest and income taxes. The Company believes "net income as adjusted" provides a useful measure which excludes the impact of mark-to-market accounting.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - unaudited

(in thousands)

Reconciliation of GAAP “Income Statements As Reported” to Non-GAAP “Income Statements As Adjusted” (see Note 1 below):

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$72,032	—	$72,032	$49,634	—	$49,634
Oil and condensate	5,750	—	5,750	5,623	—	5,623
Natural gas midstream	114,407	(114,407)	—	95,350	(95,350)	—
Coal royalties	24,029	(24,029)	—	24,254	(24,254)	—
Other	6,180	(5,708)	472	4,289	(3,859)	430

Total revenues	222,398	(144,144)	78,254	179,150	(123,463)	55,687

Expenses
Cost of midstream gas purchased	95,077	(95,077)	—	75,692	(75,692)	—
Operating	15,522	(5,497)	10,025	10,701	(4,094)	6,607
Exploration	5,667	—	5,667	5,510	—	5,510
Taxes other than income	5,463	(607)	4,856	3,930	(439)	3,491
General and administrative	15,049	(6,305)	8,744	11,714	(5,134)	6,580
Depreciation, depletion and amortization	28,546	(9,822)	18,724	21,664	(8,816)	12,848

Total expenses	165,324	(117,308)	48,016	129,211	(94,175)	35,036

Operating income	57,074	(26,836)	30,238	49,939	(29,288)	20,651
Other income (expense)
Interest expense	(8,308)	3,617	(4,691)	(5,396)	4,416	(980)
Derivatives	(892)	7,550	6,658	(6,379)	11,929	5,550
Equity earnings in PVG	—	6,907	6,907	—	5,461	5,461
Other	544	(466)	78	363	(277)	86

Income before minority interest and income taxes	48,418	(9,228)	39,190	38,527	(7,759)	30,768
Minority interest	9,228	(9,228)	—	7,759	(7,759)	—
Income tax expense	15,312	—	15,312	12,551	—	12,551

Net income	$23,878	—	$23,878	$18,217	—	$18,217

	Six Months Ended June 30, 2007			Six Months Ended June 30, 2006
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Revenues
Natural gas	$128,651	—	$128,651	$109,844	—	$109,844
Oil and condensate	10,854	—	10,854	10,414	—	10,414
Natural gas midstream	209,725	(209,725)	—	204,531	(204,531)	—
Coal royalties	49,029	(49,029)	—	46,676	(46,676)	—
Other	10,409	(9,590)	819	8,592	(7,420)	1,172

Total revenues	408,668	(268,344)	140,324	380,057	(258,627)	121,430

Expenses
Cost of midstream gas purchased	174,808	(174,808)	—	174,343	(174,343)	—
Operating	29,955	(11,011)	18,944	19,179	(7,572)	11,607
Exploration	10,737	—	10,737	13,401	—	13,401
Taxes other than income	10,839	(1,450)	9,389	8,895	(1,137)	7,758
General and administrative	30,100	(12,706)	17,394	22,389	(10,404)	11,985
Depreciation, depletion and amortization	56,616	(19,955)	36,661	43,245	(17,637)	25,608

Total expenses	313,055	(219,930)	93,125	281,452	(211,093)	70,359

Operating income	95,613	(48,414)	47,199	98,605	(47,534)	51,071
Other income (expense)
Interest expense	(15,035)	7,164	(7,871)	(10,184)	8,483	(1,701)
Derivatives	(17,613)	10,197	(7,416)	(6,537)	18,062	11,525
Equity earnings in PVG	—	13,348	13,348	—	8,912	8,912
Other	1,960	(819)	1,141	759	(571)	188

Income before minority interest and income taxes	64,925	(18,524)	46,401	82,643	(12,648)	69,995
Minority interest	18,524	(18,524)	—	12,648	(12,648)	—
Income tax expense	18,120	—	18,120	27,670	—	27,670

Net income	$28,281	—	$28,281	$42,325	—	$42,325

Note 1 - Equity method income statements represent consolidated income statements, minus 100% of PVG’s consolidated results of operations, plus minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own. Management believes equity method income statements provide useful information to allow the public to more easily discern PVG’s effect on PVA’s operations.

PENN VIRGINIA CORPORATION

CONVERSION TO NON-GAAP EQUITY METHOD - (continued)

(in thousands)

Reconciliation of GAAP “Balance Sheet As Reported” to Non-GAAP “Balance Sheet As Adjusted” (see Note 2 below):

	June 30, 2007 (unaudited)			December 31, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Assets
Current assets	$211,489	(96,962)	$114,527	$192,383	(83,710)	$108,673
Net property and equipment	1,558,587	(606,597)	951,990	1,358,383	(556,513)	801,870
Equity investment in PVG	—	210,297	210,297	—	(61,269)	(61,269)
Other assets	79,815	(74,348)	5,467	82,383	(50,691)	31,692

Total assets	$1,849,891	(567,610)	$1,282,281	$1,633,149	(752,183)	$880,966

Liabilities and Shareholders’ Equity
Current liabilities	$183,448	(98,637)	$84,811	$172,690	(90,048)	$82,642
Long-term debt	328,500	—	328,500	221,000	—	221,000
Long-term debt of Penn Virginia Resource Partners, L.P.	263,283	(263,283)	—	207,214	(207,214)	—
Other liabilities and deferred taxes	224,086	(13,288)	210,798	211,448	(16,549)	194,899
Minority interest	192,402	(192,402)	—	438,372	(438,372)	—
Shareholders’ equity	658,172	—	658,172	382,425	—	382,425

Total liabilities and shareholders’ equity	$1,849,891	(567,610)	$1,282,281	$1,633,149	(752,183)	$880,966

Reconciliation of GAAP “Statement of Cash Flows As Reported” to Non-GAAP “Statement of Cash Flows As Adjusted” (see Note 3 below):

	Three Months Ended June 30, 2007 (unaudited)			Three Months Ended June 30, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$23,878	—	$23,878	$18,217	—	$18,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,546	(9,822)	18,724	21,664	(8,816)	12,848
Commodity derivative contracts:
Total derivative losses (gains)	2,374	(8,835)	(6,461)	6,454	(12,640)	(6,186)
Cash received (paid) to settle derivatives for period	(1,817)	2,189	372	(2,888)	5,139	2,251
Minority interest	9,228	(9,228)	—	7,759	(7,759)	—
Investment in PVG	—	(6,907)	(6,907)	—	(5,461)	(5,461)
Cash distributions from PVG and PVR	—	8,587	8,587	—	5,302	5,302
Other	15,794	639	16,433	17,641	(2,969)	14,672

Operating cash flow	78,003	(23,377)	54,626	68,847	(27,204)	41,643
Changes in operating assets and liabilities	(10,147)	(1,580)	(11,727)	15,358	(3,668)	11,690

Net cash provided by (used in) operating activities	67,856	(24,957)	42,899	84,205	(30,872)	53,333

Investing Activities
Proceeds from sale of property and equipment	196	(154)	42	1,247	(3)	1,244
Acquisitions, net of cash acquired	(72,389)	52,117	(20,272)	(158,418)	78,318	(80,100)
Additions to property and equipment	(94,531)	11,872	(82,659)	(58,758)	9,825	(48,933)

Net cash provided by (used in) investing activities	(166,724)	63,835	(102,889)	(215,929)	88,140	(127,789)

Financing Activities
Dividends paid	(2,124)	—	(2,124)	(2,103)	—	(2,103)
Distributions paid to minority interest holders	(12,445)	12,445	—	(9,173)	9,173	—
Net proceeds from (repayments of) PVA borrowings	54,500	—	54,500	78,000	—	78,000
Net proceeds from (repayments of) PVR borrowings	52,000	(52,000)	—	64,800	(64,800)	—
Other	6,621	—	6,621	14	—	14

Net cash provided by (used in) financing activities	98,552	(39,555)	58,997	131,538	(55,627)	75,911

Net increase (decrease) in cash and cash equivalents	(316)	(677)	(993)	(186)	1,641	1,455
Cash and cash equivalents-beginning balance	22,527	(21,534)	993	13,992	(9,110)	4,882

Cash and cash equivalents-ending balance	$22,211	(22,211)	$—	$13,806	(7,469)	$6,337

	Six Months Ended June 30, 2007 (unaudited)			Six Months Ended June 30, 2006 (unaudited)
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments	As Adjusted
Operating Activities
Net income	$28,281	—	$28,281	$42,325	—	$42,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	56,616	(19,955)	36,661	43,245	(17,637)	25,608
Commodity derivative contracts:
Total derivative losses (gains)	19,516	(12,325)	7,191	7,633	(18,512)	(10,879)
Cash received (paid) to settle derivatives for period	1,695	4,261	5,956	(6,217)	8,061	1,844
PVA minority interest in PVG	18,524	(18,524)	—	12,648	(12,648)	—
Investment in PVG	—	(12,470)	(12,470)	—	(10,940)	(10,940)
Cash distributions from PVG and PVR	—	10,909	10,909	—	10,606	10,606
Other	22,671	(130)	22,541	31,746	(1,111)	30,635

Operating cash flow	147,303	(48,234)	99,069	131,380	(42,181)	89,199
Changes in operating assets and liabilities	(14,506)	2,972	(11,534)	18,520	4,340	22,860

Net cash provided by operating activities	132,797	(45,262)	87,535	149,900	(37,841)	112,059

Investing Activities
Proceeds from sale of property and equipment	243	(197)	46	2,475	(3)	2,472
Acquisitions, net of cash acquired	(76,224)	52,456	(23,768)	(164,663)	81,387	(83,276)
Additions to property and equipment	(199,302)	18,874	(180,428)	(105,539)	15,321	(90,218)

Net cash provided by (used in) investing activities	(275,283)	71,133	(204,150)	(267,727)	96,705	(171,022)

Financing Activities
Dividends paid	(4,240)	—	(4,240)	(4,197)	—	(4,197)
Distributions paid to minority interest holders	(23,465)	23,465	—	(18,317)	18,317	—
Proceeds from issuance of partners’ capital by PVG	860	(860)	—	—	—	—
Net proceeds from (repayments of) PVA borrowings	107,500	—	107,500	66,000	—	66,000
Net proceeds from (repayments of) PVR borrowings	57,000	(57,000)	—	61,500	(61,500)	—
Other	6,704	—	6,704	734	—	734

Net cash provided by (used in) financing activities	144,359	(34,395)	109,964	105,720	(43,183)	62,537

Net increase (decrease) in cash and cash equivalents	1,873	(8,524)	(6,651)	(12,107)	15,681	3,574
Cash and cash equivalents-beginning balance	20,338	(13,687)	6,651	25,913	(23,150)	2,763

Cash and cash equivalents-ending balance	$22,211	(22,211)	$—	$13,806	(7,469)	$6,337

Note 2 – Equity method balance sheets and statements of cash flows represent consolidated balance sheets, minus 100% of PVG’s consolidated balance sheet, excluding minority interest which represents the portion of PVG’s consolidated balance sheet that PVA does not own and including other adjustments to eliminate inter-company transactions. Management believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on PVA’s assets, liabilities and shareholders’ equity.

Note 3 – Equity method statements of cash flows represent consolidated statements of cash flows, minus 100% of PVG’s consolidated statements of cash flows, excluding minority interest which represents the portion of PVG’s consolidated results of operations that PVA does not own and including other adjustments to eliminate inter-company transactions. Management believes equity method balance sheets provide useful information to allow the public to more easily discern PVG’s effect on PVA’s assets, liabilities and shareholders’ equity.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Penn Virginia Corporation is providing the following guidance regarding financial and operational expectations for 2007.

	Actual			Guidance
	First Quarter 2007	Second Quarter 2007	YTD 2007	Full Year 2007
Oil & Gas Segment:
Production:
Natural gas (Bcf) - See Note a	8.1	9.4	17.5	36.5	—	37.4
Crude oil and condensate (MBbls) - See Note b	107	113	220	420	—	440
Equivalent production (Bcfe)	8.7	10.1	18.8	39.0	—	40.0
Equivalent daily production (MMcfe)	97.0	110.7	103.8	106.8	—	109.6
Expenses:
Operating expenses	$16.5	18.2	34.7	68.0	—	72.0
Exploration	$5.1	4.3	9.4	27.0	—	30.0
Depreciation, depletion and amortization ($ per Mcfe)	$2.04	1.85	1.94	1.95	—	2.05
Capital Expenditures:
Development drilling	$69.4	77.9	147.3	240.0	—	245.0
Exploratory drilling	$19.2	8.5	27.7	55.0	—	65.0
Pipeline, gathering, facilities	$4.9	5.3	10.2	26.0	—	30.0
Seismic	$0.9	0.7	1.6	4.0	—	5.0
Lease acquisition, field projects and other	$0.8	12.1	12.9	17.0	—	20.0
Proved property acquisitions	$1.4	7.1	8.5	38.0	—	40.0
Total oil & gas capital expenditures	$96.6	111.6	208.2	380.0	—	405.0
Coal Segment (PVR):
Coal royalty tons (millions)	8.3	8.1	16.3	32.0	—	34.0
Revenues:
Average royalty per ton	$3.02	2.98	3.00	2.80	—	2.90
Other	$3.5	4.4	7.9	14.0	—	15.5
Expenses:
Operating expenses	$5.1	5.5	10.6	18.5	—	20.0
Depreciation, depletion and amortization	$5.5	5.3	10.8	22.0	—	23.0
Capital Expenditures:
Expansion and acquisitions	$0.4	52.1	52.5	54.0	—	56.0
Maintenance capital expenditures	$0.1	—	0.1	0.2	—	0.3
Total coal capital expenditures	$0.5	52.1	52.6	54.2	—	56.3
Natural Gas Midstream Segment (PVR):
Throughput volumes (MMcf per day) - see Note c	177	187	182	185	—	195
Expenses:
Operating expenses	$6.9	6.3	13.2	27.0	—	29.0
Depreciation, depletion and amortization	$4.6	4.5	9.1	17.5	—	18.5
Capital Expenditures:
Expansion and acquisitions	$5.7	6.9	12.6	38.0	—	40.0
Maintenance capital expenditures	$1.9	2.7	4.6	9.5	—	12.0
Total midstream capital expenditures	$7.6	9.6	17.2	47.5	—	52.0
Corporate and Other:
General and administrative expense - PVA - see Note d	$5.2	5.2	10.4	19.0	—	20.0
General and administrative expense - PVG - see Note d	$0.8	0.5	1.3	2.4	—	2.8
Interest expense:
PVA average long-term debt outstanding	$242.0	306.5	274.3	320.0	—	340.0
PVA interest rate	6.5%	6.6%	6.6%	6.8%	—	7.2%
Percentage capitalized - see Note e	25%	17%	20%	15%	—	25%
PVR average long-term debt outstanding	$221.8	241.6	232.9	265.0	—	275.0
PVR interest rate assumed	6.2%	5.9%	6.0%	6.3%	—	6.8%
Minority interest in PVG & PVR	$9.3	9.2	18.5	see Note f
Income tax rate - see Note g	39%	39%	39%		40%
Other capital expenditures	$1.5	2.3	3.8	6.0	—	8.0

These estimates are meant to provide guidance only and are subject to change as PVA’s operating environment changes.

See Notes on following page.

PENN VIRGINIA CORPORATION

GUIDANCE TABLE

(Dollars in millions except where noted)

Notes to Guidance Table:

a -	The oil and gas segment’s natural gas derivative positions as of June 30, 2007, are summarized below:

	Average	Weighted Average Price
	Volume Per Day	Additional Put Option	Floor	Ceiling
	(in MMBtus)	(per MMBtu)
Natural Gas Costless Collars
Third Quarter 2007	15,000		$7.33	$12.93
Fourth Quarter 2007	11,685		$8.28	$15.78
First Quarter 2008	10,000		$9.00	$17.95

	(in MMBtus)	(per MMBtu)
Natural Gas Three-way Collars
Third Quarter 2007	33,000	$5.00	$7.39	$9.05
Fourth Quarter 2007	26,370	$5.25	$7.74	$11.14
First Quarter 2008	22,500	$5.44	$8.00	$12.64
Second Quarter 2008	22,500	$5.00	$7.11	$9.09
Third Quarter 2008	22,500	$5.00	$7.11	$9.09
Fourth Quarter 2008	15,870	$5.21	$7.58	$10.73
First Quarter 2009	10,000	$5.50	$8.00	$12.60

	(in barrels)	(per barrel)
Crude Oil Costless Collars
Third Quarter 2007	200		$60.00	$72.20
Fourth Quarter 2007	200		$60.00	$72.20

	(in barrels)	(per barrel)
Crude Oil Swaps
Third Quarter 2007	300		$69.00
Fourth Quarter 2007	300		$69.00

b -	The costless collar natural gas prices per MMBtu per quarter include the effects of basis differentials, if any.

	Average	Weighted Average Price
	Volume		Collars
	Per Day		Put		Call
	(in gallons)	(per gallon)
Ethane Swaps
Third Quarter 2007 through Fourth Quarter 2007	34,440	$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440	$0.4700

	(in gallons)	(per gallon)
Propane Swaps
Third Quarter 2007 through Fourth Quarter 2007	26,040	$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040	$0.7175

	(in barrels)	(per barrel)
Crude Oil Swaps
Third Quarter 2007 through Fourth Quarter 2007	560	$50.80
First Quarter 2008 through Fourth Quarter 2008	560	$49.27

	(in MMBtus)	(per MMBtu)
Natural Gas Swaps (purchase)
Third Quarter 2007 through Fourth Quarter 2008	4,000	$6.97

	(in gallons / in barrels)	(per gallon /per barrel)
Natural Gasoline Swap/Crude Oil Swap (purchase)
Third Quarter 2007 through Fourth Quarter 2007	23,520 / 560	1.265 / 57.12

	(in gallons)			(per gallon)
Ethane Collar
Third Quarter 2007 through Fourth Quarter 2007	5,000		$0.6100		$0.7125

	(in gallons)			(per gallon)
Propane Collar
Third Quarter 2007 through Fourth Quarter 2007	9,000		$1.0300		$1.1640

	(in gallons)			(per gallon)
Natural Gasoline Collar
Third Quarter 2007 through Fourth Quarter 2008	6,300		$1.4800		$1.6465

	(in barrels)			(per barrel)
Crude Oil Collar
First Quarter 2008 through Fourth Quarter 2008	400		$65.00		$75.25

	(in MMBtus)	(per MMBtu)
Frac Spread
Third Quarter 2007 through Fourth Quarter 2007	7,128	$4.299

c -	Based on the derivative positions described above, management estimates that for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $6.2 million for the last six months of the year. This assumes oil and other liquids prices and system throughput volumes remain constant at forecasted (guidance) levels. In addition, based on the derivative positions described above, management estimates that for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $5.5 million for the last six months of the year. This assumes natural gas prices and system throughput volumes remain constant at forecasted (guidance) levels.

d -	Year-to-date 2007 results and full-year 2007 guidance reflects increased incentive compensation costs in general and administrative expense.

e -	PVA capitalizes a portion of interest expense incurred to recognize the carrying cost of certain unproved properties as required by accounting principles generally accepted in the United States.

f -	PVA controls the general partner of PVA GP Holdings, L.P. (“PVG”) and owns an 82 percent limited partner interest in PVG. PVG’s operating results are included in PVA’s consolidated financial statements, and minority interest reflects the 18 percent of PVG owned by parties other than PVA.

g -	Deferred federal and state income taxes are expected to comprise approximately 60% to 70% of PVA's income tax expense for the full year.